Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

HEALTHTRONICS, INC.

Moderator: James Whittenburg

November 5, 2009

4:00 pm CT

Operator:	Good day and welcome to the HealthTronics third quarter 2009 earnings conference call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Tina Macaluso. Please go ahead, ma'am.

Tina Macaluso:	Thank you. I'm Tina Macaluso. James Whittenburg, our President and Chief Executive Officer, and Richard Rusk, our Chief Financial Officer, are also on the call.

Before we begin I remind everyone that this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide. Investors are cautioned that all such statements involve risk and uncertainty. Investors are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation. HealthTronics takes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for discussion of the risk related to your forward-looking statement.

Now I'd like to turn the call over to James.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg	Thank you, Tina. Let me start by announcing publicly the appointment of Richard Rusk to the Chief Financial Officer role.

Richard joined HealthTronics in August 2000 and has served exceptionally well in numerous financial positions at the company. The Board and I are very fortunate to have Richard assume the full duties of CFO. His skills and leadership will continue to create additional value for our shareholders.

Now a brief financial summary. The revenue is in line with expectations and we are very encouraged by the results of the third quarter. As stated in today's press release, HealthTronics business is performing well thanks in large part to our core lithotripsy business as well as recent acquisitions. The integration of these businesses has been a smooth and rapid process resulting in business synergy surpassing our preliminary projections. The Endocare and laboratory businesses, in particular, are both creating additional financial value as we introduce innovative technologies and services throughout our platform and physician partnerships.

In addition, we're excited about our integrated and cross-trained sales force. With this infrastructure in place, we believe there is significant potential to fully leverage the entire suite of HealthTronics products and services throughout the existing channels as well as the personnel resources to cultivate new markets.

Lastly, we introduced an additional financial metric in today's release, after-tax cash flow. I will explain this metric in detail at the end of the call. But now, Richard will review the financial results from the quarter. Richard?

Richard Rusk:	Thank you, James and I look forward to serving as CFO.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

As their practice, we've included attachments to our press release which provides certain details, supplemental financial tables, and schedules. These schedules provide detailed earnings data for the results of operations through September 30, 2009. I direct you to those tables for comparisons.

Total revenues for the third quarter of 2009 were $47.3 million compared to $44.8 million in the third quarter of 2008. This 5.6% growth, year of year was driven primarily by our anatomical pathology, and IGRT operations as well as our new Endocare acquisition. Our total cost of revenue was $22.5 million in the third quarter and as a percent of revenue was 48%. Our selling, general, and administrative costs were $7.3 million. Our adjusted EBITDA for the third quarter was $7.1 million.

Lastly, our operating cash flow excluding cash paid for acquisition related costs was $19.1 million for the quarter. Now, let's look at (more to tell) at our performance in the third quarter. Our revenues on a same store, partnership basis declined slightly from the third quarter of 2008 but increased sequentially over the second quarter of 2009. Overall litho revenues decreased approximately 1% in the third quarter of 2009 from the same quarter in 2008.

Our prostate revenues decreased approximately $700,000 in the quarter as to compared to the third quarter of 2008. Revenues from our prior operations have been consistent for the last three quarters and our actual pre-tax contribution from these operations was approximately $600,000 more in the third quarter of 2009 as to compared to the third quarter of 2008.

Revenues from our lab operations increased $650,000 over the same period in 2008. This increase was primarily driven by revenues from our Europath acquisition in July of 2008. Adjusted EBITDA was $7.1 million in the third quarter of 2009 which was up approximately $850,000 from the third quarter of 2008 and an increase of $1.5 million sequentially. At September 30, our balance sheet position remained strong. Currently we have $60 million capacity on our credit facility and have $44 million of that amount drawn at September 30, 2009. We will refinance the facility before its maturity date in March of next year.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

As we've discussed on previous calls we have two financial covenants. One is an interest coverage ratio. The other is a total debt ratio. We are well within both of these ratios. Our cash balance decreased $7.3 million as compared to the same period a year ago. This variance reflects our move to monthly partnership distributions versus distributions four times a year as was done in prior years.

We believe a strong balance sheet as well as our strong cash flows from our core businesses will continue to provide us with strategic growth opportunities.

Now, I would like to provide a brief update on our Endocare acquisition. The acquisition was successfully completed July 27th. Our third quarter legal, integration, severance, and other deal related costs totaled $3.8 million, $2.6 million of which are non-cash in nature, and represent incremental costs of goods sold due to our write-up of Endocare's inventory to fair value as part of our purchase accounting. We expect to expense an additional $2 million of merger related cost in the fourth quarter which will consist primarily of incremental cost of goods sold from this inventory write-up. Lastly, manufacturing operations will be relocated in the first quarter of 2010.

Now, I'll turn it back over to James.

James Whittenburg:	Thank you, Richard.

As stated earlier, the financial results for the third quarter were better than expected. I'll now highlight many of the benefits Endocare's contributing to our company. As you know, we closed the acquisition on July 27 and since that time the integration has been surprisingly smooth with strong, though admittedly early indicators that are very positive for HealthTronics.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

For simplicity sake, I will address our integration plan focusing on three primary areas: sales and marketing, manufacturing, and corporate and general and administrative.

Beginning with sales and marketing, it is important to recall that prior to the acquisition roughly 60% of Endocare's domestic sales were to HealthTronics affiliated entities. This background is important as we look at the potential strategic impact of Endocare's existing sales infrastructure in the context of our much larger platform. A platform which offers a diverse mix of products and services to the urology community.

Clearly, a substantial portion of the HealthTronics sales force can be redirected toward introducing the entire HealthTronics platform including our cryo partnerships while also maintaining the relationships with those physicians who have historically used Endocare's product. Accordingly, one of our first priorities has been to capitalize on the capacity that exists within the Endocare's cell structure by cross-training those sales people to promote the full range of our products and services.

The bulk of this cross-training occurred during the third quarter. In connection with the integration of our entire sales force. We hope to take advantage of the existing relationships of the Endocare sales force, which share the same call point for many of our services. The integrated sales force now sells across the entire HealthTronics platform. A significant impact of cross-training is a more consultative sales force that can address several different products and services with urologists.

With the majority of training behind us, we have begun to see early indications that a more robust sales effort will create significant shareholder value for HealthTronics. And we should quickly begin to see positive results in a program as our sales force introduces new products, modalities, and services within our channels.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

A priority in integrating the sales force was to reset the compensation framework and we will continue to evaluate our expenditure of resources in that context to ensure that it bears a rational relationship to the organic growth opportunities that exist.

Lastly, it is important to note that any positive revenue line impact outside of cryo has not been included in our previously issued financial guidance surrounding the Endocare acquisition. With respect to the manufacturing operations at Endocare, our goal is to complete the goal is to complete the relocation to Austin prior to March 1, 2010. And we believe we are on or ahead of schedule. The current Irvine, California lease ends March 31, and we have not renewed that commitment.

We are also confident that we have successfully secured the continue cooperation and support of those individuals who are needed to ensure a successful knowledge transfer and to the degree that employees in California were not able to relocation to Austin, we have successfully hired and begun training their replacements in the Austin market.

Finally, in terms of the corporate, and general and administrative costs, the integration has moved very quickly in many areas. First, we have successfully eliminated the costs most traditionally associated with public company infrastructure. Second, we have relocated all financial operations to Austin. Third, we've relocated all human resources and information technology functions to Austin with the exception of limited resources to provide support for manufacturing operations in Irvine until we complete the manufacturing relocation to Austin during Q1. Importantly, very little of the wage-related costs have fallen off the income statement during the third quarter when taken as a percentage of head-count because of the notice periods related to terminations.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Now, I would like to address certain financial details related to the Endocare acquisition. We are pleased to report that in our third quarter results, Endocare added just over $900,000 in EBITDA for the 2-month period of August and September, significantly exceeding internal as well as the public expectations we discussed on our last call.

Before eliminating intercompany sales, Endocare contributed $4.6 million of revenue and after intercompany eliminations, Endocare contributed $2.7 million to the quarter. Because of these intercompany eliminations, the impact of Endocare going forward will be more pronounced on our net income line and accordingly will have a positive impact on our margin.

We also believe that both lease and labor costs will compare favorably once our integration is completed. Finally, the unique impact of Endocare to our results of operations also reflects the absence of any non-controlling interest expense related to its revenue contribution.

To summarize, Endocare's contribution to HealthTronics, the logical question many of you have may be how these results changed prior guidance. For now they don't but we do expect a meaningful impact in future results over August and September as wage-related costs fall more significantly and we are able to lower lease costs through the integration process.

However, it is safe to say that the third quarter results specific to Endocare may give our investors a higher confidence level in our earlier projections. In terms of the Endocare workforce, a significant majority of head count reduction did not impact Q3 results. And while head-count reductions did not substantially impact Q3, the Endocare reduction and workforce was from 109 at acquisition close to 81 beginning in the fourth quarter. This includes a reduction in the sales force from 39 to 31 positions.

We project that when fully integrated we’ll retain approximately 70 total positions with minimal additional reductions in sales and marketing. If however, the efforts of the sale force do not yield revenue growth in other segments of the business, the reductions in this area may be greater. Next, our anatomical pathology business.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

As Richard discussed the pathology laboratory's business continues to demonstrate strong growth. This business is one in which we remain very optimistic as an emerging business segment and one which grew 32% over the third quarter of 2008.

To give you some background on the market opportunity, we are pursuing the non-hospital prostate and bladder cancer screening segments that is typically diagnosed by Urologists, a market valued at over $1.8 billion. The drivers of this segment include an again population, along with an increased risk of cancer and medical advancement allowing for earlier diagnosis and treatment of disease. The opportunity exists principally because the anatomic pathology market is highly fragmented with the top ten national companies holding a 23% market share with independent labs pathology groups and hospital groups owning the balance. We obviously have only a very small percentage of this business today but believe our pathology laboratory solution is compelling as it offers the most advanced and broadest range of compliant business models for physician partners.

Through cutting edge technology and expert europathology staff, we are able to provide clarity, convenience, and accuracy at every level. As you may guess, the Europath acquisition of 2008 provided significant momentum to this initiative.

To attain significant market share HealthTronics pathology laboratories has and will continue to deliver quality diagnostics and business partnerships to the urologists nationally. We have a number of business models that can be tailored to each individual physician practice with each solution backed by HealthTronics legal, financial, regulatory, and compliance expertise, a unique strength within the laboratory industry.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Our current financial models include our TCPC program which is centered around our slide preparation services. This offering provides urologists with the financial opportunity to engage a local pathologist to work on-site in their practice and provide professional pathology interpretation of their specimens while receiving from HealthTronics the most advanced technical preparation of patient tissue and urine specimens for their in-house evaluation.

An example of TCPC is a client that has decided HealthTronics can perform a superior quality of urine cytology than they can afford to invest in. So they send the technical processing to HealthTronics and internalize the professional interpretation of this test with their pathologists.

A second model involves a remote physician office lab, or our POL model. This model provides physician's the advantage of owning a lab for in-office preparation and interpretation of specimens along with a guidance and administration of industry leading europathology professionals. Partners enjoy the benefits of an in-house lab without the stress of managing the operation in its entirety.

To give you an example, as the innovators of and the sole source in the market for the remote POL lab management model, we have established more than 18 such partnerships nationwide serving over 239 physicians and 100 urology practice locations.

A third model is our customized laboratory build-out and management consultation with an internalized physician office laboratory. This is a unique consultative offering created to meet the demands of large practices looking to fully internalize their anatomic pathology and other laboratory services. Each model is designed as a custom fit for the individual practice to include aspects of project management of build-out, capital acquisition consultation, billing assistance, lab information technology and technical supervision.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Ongoing management of the laboratory is also offered to include regulatory and compliance responsibilities. It is intended to satisfy the most discerning practices striving for a long-term practice ownership solution. An example of this model is an agreement we recently signed with a 100-plus urologist group where HealthTronics is building a new laboratory and will manage the lab business for the partners. This will be the largest urology onsite physician-owned laboratory in the country.

In summary, HealthTronics pathology laboratories provide the industry's broadest and most advanced range of in-office lab management solutions ensuring unmatched expertise, sustained compliance and maximum profitability for our partners. We are excited about this segment of our business.

I'd like to address aspects of our sales force. I'll now give you some additional detail on the sales force and the subsequent optimism we hold for this group. To begin, each individual sales person now has the resources to sell across our entire platform of modalities. Pathology, cryosurgery, lithotripsy, laser for BPH and lead generation for our radiation therapy initiative. As we deploy our sales resources in the pathology space, we expect there to be significant growth and rather quickly within our lab business.

Finally it is important to note that we successfully completed the cross-training of the sales force in Q3 and given the timing we have not yet had a chance to realize top-on impact from the expanded sales efforts though we should begin to see strong results from this multi-trained sales force beginning in Q1 of 2010.

The balance of our business is producing as expected. Our radiation therapy center initiative remains on-track and, in fact, we've signed another LOI this past quarter. The lithotripsy business continues to be the foundation of our company contributing over $27 million in revenue this past quarter. With respect to our BPH laser business we continue to evaluate new laser technologies and our preliminary review and analysis is very positive on one technology in particular. We hope to update you on this technology on the next call.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Lastly, cryotherapy. With our Endocare acquisition completed we are now seeing a return to previous revenue levels in this business. Now a brief update on our credit facility.

We currently have a $60 million credit facility with $44 million drawn. As always, we strive to maintain flexibility in managing our capital structure and in pursuing strategic opportunities. But in terms of additional acquisitions and given the integration process underway with Endocare, only extremely attractive acquisitions like Endocare will be considered during 2010.

In terms of healthcare reform, as many know, there are many moving parts market participants and partisan views in the current debate surrounding healthcare policy taking shape throughout the country. We covered this at length on our last call and I will only briefly summarize again today that we believe our diversified and uniquely structured business effectively addresses the current regulatory environment and that we are well positioned to respond to any potential regulatory or legislative changes.

Now some details on our new financial metric. From this point forward we will highlight a metric from our cash flow statement that will provide added insight into our financial health and performance. The intent is to give investors a clear picture of the cash flow being generated by HealthTronics at the corporate level. We feel the best way to do this is using our net cash provided by operating activities and subtracting the distributions to minority interests.

It is important to note that this metric fully account for both interest and taxes paid during the period. For simplicity we will refer to this metric as after tax cash flow. We believe that after tax cash flow highlights company benefits that historically have not been well reflected in our gap earnings.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

For example, after tax cash flow includes the impact of changes in working capital, and thereby provides better insight into our ability to manage payables, receivables and inventory which is something we feel is a strength that has not been previously highlighted. Perhaps more significantly, over the past few years, we have had several non-cash impairments as well as a large differential between actual cash taxes paid and the taxes shown on the gap income statement. As of September 30, we have over $238 million of federal net operating loss carry-forwards which are available to offset federal taxable income through 2028 subject to certain annual limitations under Internal Revenue code sections 382 and 383. Over $131 million of these federal net operating loss carry forwards result from Legacy Endocare.

For illustrative purposes I would like to compare our third quarter EPS for net income to after-tax cash flow. For the third quarter our after-tax cash flow excluding one-time Endocare transaction cost totaled $4.1 million as compared to $1.2 million in net income. Given that this is the first time we have discussed this metric, I will refer you to the cash flow statement and walk through the calculation. In the third quarter, net cash provided by operating activities totaled $19.1 million excluding Endocare cash transaction costs. Subtracting $15 million in distributions to minority interests, yields the after-tax cash flow of $4.1 million. To convert from this metric to what is typically referred to as free cash flow, one would ordinarily subtract capital expenditures made at the corporate level.

It is important to note that purchases of equipment and leasehold improvements reflected on our cash flow statements includes capital expenditures at both the corporate and partnership level. And a significant portion of expenditures are made in equipment at the partnerships. Thus we will also be reporting a break-out of capex at the corporate and physician partnership level during each period.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

For the third quarter, capex totaled $1.3 million, $568,000 of which was at corporate and wholly- owned entities and that includes are lab, manufacturing, and device service operations and $718,000 of which was at the partnership level. Please note that capital expenditures at the partnership level are borne by our partners in relation to their ownership, which on average is approximately 80%. You'll recall that earlier this year we changed the schedule by which we make partnership distributions.

Prior to 2009, distributions to our partners were made on an irregular, quarterly basis that was based on the tax calendar. They are now done on a more consistent, monthly basis. At the time we made the switch I indicated that one benefits would be increased transparency into operating cash flows for the investor community. Thus, by highlighting after-tax cash flow in our quarterly releases, we'll be leveraging this increased transparency. However, given the irregular distribution schedule in prior years be aware that we will not be able to make year over year comparisons until the first quarter of 2010.

At this point, we are not changing our guidance from the last call. In summary, HealthTronics is dedicated to bringing urologists together with effective new diagnostic and therapeutic technologies providing top level expertise and offering comprehensive, day-to-day services that improve patient care and provide physicians with ancillary income opportunities. The third quarter demonstrated solid performance in all areas from the Endocare acquisition and its integration to expanding our lab business to cross training a sales force across our entire platform of services and products.

Operator, we are now happy to take questions.

Operator:	Thank you, sir. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you would like to ask a question, please press star and the digit 1 on your touchtone telephone.

And will take our first question from David MacDonald with SunTrust.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

David MacDonald:	Good afternoon, guys. Couple of questions, James. First, can you give me a sense? What is the total number of sales folks that were currently at right now?

And I think you had mentioned that pretty much all of the cross-training is done. Where are some of the areas where you think you'll get the most traction where maybe you were a little light on sales people and now that you've got kind of more horses there's a pretty good opportunity?

James Whittenburg:	Yes, thanks David. Thanks for joining us this afternoon. So the Endocare sales force we have had a handful of departures and we have approximately 40 individuals connected with the sales force today. We did have some individuals that were involved with our lab sales effort prior to the Endocare transaction and that accounts for the differential from the numbers we spoke of earlier in the call specific to Endocare. And we do have a couple of folks that are marketing-specific that I'm including in that number. So as you look at the cross-trained sales force and we have completed that process, the area where I expect to see the most significant impact is in the lab. And that's an area, candidly given the nature of our offering, and the unique aspects of our offering, it did take a substantial amount of effort to educate sales people that did not historically have lab experience but who did share relationships with urologists and the urology space up-to-speed on our offering.

And so, it's one of the things we're going to watch closely during the fourth quarter. And we do expect to see a very significant contribution in the first quarter and we have directed most of those efforts at the lab space.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

David MacDonald:	And then, James. I apologize I missed a piece of this. You were talking in your prepared comments about a physician-owned lab that would be the largest physician-owned lab with one of your partnerships. Can you just give me a little more detail on that?

James Whittenburg:	Yeah, I'd be happy to. So one of the alternatives that we offer through our laboratory division is a fairly comprehensive lab management arrangement where we actually provide management of a lab that exists onsite at the urology practices primary office location. And we, I was referring to an agreement that we recently reached with what we believe may be the largest urology practice in the country and has brought laboratory services entirely in-house within their practice and they partnered with us to provide both some management services, procurement, a certain materials related to their lab services, and help in structuring the operations of the lab itself.

David MacDonald:	OK. And I don't know if you can give this level of detail but is this practice in the Northeast?

James Whittenburg:	It is.

David MacDonald:	OK. A couple of other questions just in terms of the IGRT business. Well actually, one more on the lab. Is that nearing kind of 10% of revenues yet? Is there a point where you start breaking that out if that becomes you know starts growing quickly enough to warrant it?

James Whittenburg:	There's always the possibility that we would need to break it out. But it's not at this point nearing 10% of revenues, David. And I don't anticipate that it would anytime before the end of 2010.

David MacDonald:	Couple of other questions, just on the radiation therapy, can you give a quick update on Ocean, kind of how that's doing? And then you know is three a year still a number that we should be thinking about you know assuming that these (doc fixes) continue to get fixed on an annual basis which you know we would assume?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg:	Yes, I'd be happy to answer those. So Ocean had performed consistently with the prior quarter. I can say that we have seen an uptick in procedures that were done more recently done in October and so we were encouraged by that. You'll recall in the last earnings call that we did indicate that we felt like there was some impact from the general economic conditions in the Florida market in which that center operates. And so we do have some reason to be encouraged. And we've looked at some other creative things in consultation with our partners in that market that could potentially add to the volume at that center.

With respect to the number centers that we might open per year, as I indicated on the last call you know we more than anything were impacted by the proposed rate cuts that came out earlier this year. And those had a pretty substantial effect just in delaying the centers that we had under LOI with today, number 5. And then we've got a number of other opportunities that are working on beyond that. But we certainly had five under LOI, in addition to the two operational centers and it really had the effect of stalling all progress on those developments until we had some clarity. We do feel like we're gaining a much greater degree in clarity and we have a much higher comfort level that any reimbursement cuts are something that should not adversely impact that business over the next couple of years. And so we have begun to see progress in moving forward with those centers as of late. But that impact will result in our probably not having a center open until the very end of 2010 or early 2011. At that point, though, I do think three centers a year, at least with visibility out in to 2013 is a reasonable assumption.

David MacDonald:	OK. And then just last question, Richard you know you guys talked about $3.8 million in the quarter of one time and there's $3.2 that shows in the press release. Can you just give us a sense of what the delta is in that $600,000? Is that severance?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Richard Rusk:	No, actually it's going the other way, David. The $3.8 was cost-related to the transaction of Endocare itself. We also had a $600,000 kind of one time gain in the quarter and so we netted that. I mean if you're going to back out the transaction cost as one-time, we think you back out the one-time gains as well. So the transaction cost actually exceeded the one-time cost we end up pulling out net.

David MacDonald:	OK. Thank you.

Operator:	And as a reminder if you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch tone telephone keypad.

And we'll take our next question from Mitra Ramgopal with Sidoti & Company.

Mitra Ramgopal:	Yes, hi. Good afternoon, guys. Just a couple of questions. If you had to look at the sort of the four areas you’re in it seem like cryo, we should certainly expect some growth there and also from lab. But looking at litho we saw it was down 1% in the quarter versus the year ago. Asset acquisitions, should we look for any growth in that area?

James Whittenburg:	Mitra, I think the best way to view litho is flat to a very slight growth profile anywhere from 1 to 3%. We will I think over the course of the year have opportunities to add partners in the litho context. That's really what will result in growth and it's just not something given the nature of the maturity of the market, and the nature of – most urologists' participation in existing deals that have covenants that tie them into those deals. It's not something we expect to see a lot of.

Mitra Ramgopal:	OK and again if you can remind me again. I believe prostate was down about 700,000 versus a year ago. The reason for that again was?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg:	The real reason, I think we had two pieces. One just procedures across our cryo operations were down, Mitra. And also we experienced a decrease in laser and some of that related to the uncertainty and some of it was moving around with the regs that were going into effect October 1.

Mitra Ramgopal:	OK and then coming onto Endocare. Obviously the deal, you had about 2 months in the quarter when the transaction closed but is it still the case we're in the fourth quarter a lot of the cost savings or synergies will become apparent or did we start to see it really in the third quarter?

James Whittenburg:	I think it really is a combination of the two. We will see some synergies in the fourth quarter that we have not yet seen. But we also did see synergies in the third quarter that we recognized more quickly than we had anticipated at the time of the last call.

Mitra Ramgopal:	OK. Thanks again, guys.

James Whittenburg:	You bet.

Operator:	And as a reminder if you'd like to ask a question, please press star and the digit 1 on your telephone keypad. We'll take our next question from Kevin Kotler with Broadfin Capital.

Kevin Kotler:	Hi, good evening.

James Whittenburg:	Hey, Kevin.

Kevin Kotler:	Just on the Endocare, what would have been the number for a full 3 months, in terms of revenues?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg:	I'm a little reluctant to speculate on that because we'd literally be fabricating them. Now if we took just the 2 months and annualized it you'd be talking about 1.35, something like that in terms of EBITDA.

Kevin Kotler:	Right, OK. I mean it looked like if you just divide, whatever the number, 4.6 divided by 2 and times it by 3 to get like what the quarter would have been. It was around you know around $6.8 million. So I just was curious you know.

Richard Rusk:	I mean, it was consistent month over month for us in those 2 months.

Kevin Kotler:	OK. The other thing is just on the balance sheet, I know there's different people out there with estimates on expenses and maybe you addressed this on the call, I got interrupted.

Interest expense, you have a very low interest expense rate now on your debt and you refinanced it. Can you just give us a feel for what that would do for interest expense costs? So that everyone could put in their models kind of going forward, what the right numbers are?

James Whittenburg:	I think given the stage were at in discussion with our existing syndicate, what I can tell you is we feel very good about the timing in terms of our refinancing that facility. And we’re very happy with our syndicate partners. We have very strong relationships with them. And we feel like the rate that we will have moving forward is reasonable under the current market conditions but it has not yet been finalized from a timing stand point. At this point it's something we would expect to happen before the end of the year, so you would have much better clarity by that time.

Kevin Kotler:	But your interest expense costs now relative to what it could be. So is it 2, 300 basis point increase in interest expense or interest?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg:	Kevin, I really can't respond to that at this point.

Kevin Kotler:	OK. OK. Terrific. And I guess as far as acquisition mode, where are we in terms of you got Endocare, you're going to do this debt refinancing, what should we be expecting as far you know you trying to build the business? Do you have all the pieces now? Just some expectation on that side.

James Whittenburg:	Yes, I think for the first time since I've been sitting in the CEO role, we feel like we have all of the pieces in place to generate significant shareholder value and compelling growth over the next 12 months. And that we're not looking to do an acquisition that's strategic in nature to fulfill that goal. And so it doesn't mean that we would not look at an acquisition if we felt like it were truly compelling. But it's certainly not a priority of ours.

Kevin Kotler:	Got you. And do you have any comments just to share; the stock prices have been terrible. And if I took how bullish you're – the positive feeling you get off the call to what the reality of your stock price, is there any effort on the marketing front for the management team to go tell the story? Or is there some other way to try to drive some shareholder value?

James Whittenburg:	You know I think one of the things that we can do is tell the story more easily once we've been able to demonstrate that a major area of uncertainty, which was the Endocare transaction itself, is panning out the way we expected to if not better. So you have to remember, Kevin, that Endocare is a company that had lost $6 million on an EBITDA basis I believe in the year before our acquisition of it. And so arriving at the kinds of projections that we did on the last call required a great degree of confidence in our ability to execute on the integration.

Now we think with even 2 months of contribution from Endocare, we now have a concrete basis to be able to demonstrate that our projections are, in fact, very reasonable and so it something that we can begin to articulate more aggressively.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Kevin Kotler:	Lastly, I'm just looking at some operating expenses. I guess I look at it and I say SG&A prior to the acquisition was 4.6 in the first quarter, 4.9 in the second quarter. I hope that agrees with what you have or basically. And then it jumps to 7.3. I know you said that Endocare wasn't fully synergized as of yet. Was there one time numbers in that 7.3 that I'm supposed to be pulling out.

James Whittenburg:	There's about $1.2 million related to transaction costs that are now expensed under the current accounting guidance that were not prior to this year related to legal fees, printing costs, investment bankers, and then the other part of the jump is the Endocare sales and marketing effort. That totaled about $1.5 million in the quarter. So really it was base HealthTronics pre-acquisition. It was flat quarter to quarter.

Kevin Kotler:	Got you. So you had five and two, that would make it flat. And I guess if we look at fourth quarter, I should go back to that kind of 4, 4, 9, 5 number for the fourth quarter or I guess does the ...

James Whittenburg:	The Endocare sales will continue.

Kevin Kotler:	What?

James Whittenburg:	The Endocare sales and marketing will continue.

Kevin Kotler:	So it's going to be 4.9 plus, was it the 1.5?

James Whittenburg:	Right, which is only a 2 month number if you remember?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Kevin Kotler:	OK. Got you. So I have to. So it's like 750 on top of that. So it's 4.9 plus whatever, 2.2. So that's like a 72 number. So there's getting some leverage over there? And then I guess the operating margin, again doing the same math, on gross margin it looked like we're, based on the conversation that you had. You're moving in March so it's really in March where you see the jump up in gross margins or was there something else, maybe?

James Whittenburg:	Once again, if you look at like gross margin for the 3 months, I think it's around 48%, that included you know the non-cash charge of $2.6 million related to writing up the inventory through purchase accounting. So essentially you get very little margin on what you sold related to the Endo care inventory.

Kevin Kotler:	Right.

James Whittenburg:	If you take out that $2.6 million non-cash item that's in the cost, you should get around 42 or 43 in margin, which is actually an improvement or previous quarters. We probably averaged about 48 in previous quarters. I think 45 last year.

Kevin Kotler:	So if I take the 2.2, I think you reported 2.2 ...

James Whittenburg:	$2.6 million of inventory, incremental inventory costs in this quarter needs to come out of that cost of revenue number to tray and get a true margin without the purchase accounting hitting it.

Kevin Kotler:	I was going to ask you. I just did it and I went from $2.245 million less 2.6, that got me cost of sales of $19.9, and that got me gross profit of $27 which got me gross margins of 58. That's obviously a lot higher than what you're saying. Is that math, right?

James Whittenburg:	I don't have a calculator in front of me. I thought it was around 40.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Kevin Kotler:	Yes, on a gross. Because I've got it flipped on the 42 inverted.

James Whittenburg:	OK. I'll take this off-line. OK, I will do that. Thank you, guys.

James Whittenburg:	You bet.

Operator:	And as a final reminder, if you would like to ask a question, please do so by pressing the star key, followed by the digit 1 on your telephone key pad. And we'll take our next question from Craig Pieringer with Wells Capital Management.

Craig Pieringer:	Good afternoon. Congratulations on your appointment, Richard.

James Whittenburg:	Thank you.

Craig Pieringer:	And thanks for adding the after tax cash flow 'cause I think that will be a good metric to gauge cash flow going forward. Appreciate that.

Talking about EDAP for a second. They had a release talking about the placement of their sonolith isys machine with you guys in October and it was their first placement. They thought it was a pretty big deal enough to warrant a press release. How many of those machines will HealthTronics eventually buy?

James Whittenburg:	That's not something I think we have visibility into at this time. What I can say about the device is we do like its functionality and we think it will have a reception in the U.S. market and over the next few months there are certain of our partnerships that will have an opportunity to see the technology. And we'll probably have a better feel for ultimately the magnitude of its reception and the opportunity it has in the U.S. market 6 months from now that we do today.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

Craig Pieringer:	Does corporate HealthTronics bear the financing of that or do the partnership?

James Whittenburg:	Partnerships will bear the financing of equipment that's put in place. At this point, the device that's been purchased was purchased by HealthTronics. But we are confident that it will wind up at a single partnership. And one of the reasons we purchased it via HealthTronics is because we do intend to show it to more than one partnership over the next couple of months.

Craig Pieringer:	How much is the average price for one of those machines?

James Whittenburg:	I'd rather not discuss that on this call.

Craig Pieringer:	OK. And you financed that out of cash on hand I presume?

James Whittenburg:	Yes.

Craig Pieringer:	And continuing on the EDAP connection, I was surprised to see (Argil Wheelock) joining their board. Does that mean the two companies are somehow becoming closer, intertwined?

James Whittenburg:	No, it does not. (Argil) had a relationship with EDAP board that extended back probably 10 years. And Argil is a well-recognized urologist in the urology community. And I think he was a good choice for their board. But I don't think investors should read anything into that as it relates to any strategic possibilities between the two companies.

Craig Pieringer:	OK. Good. And then I've asked on prior calls about some STARK discussions. I can't recall the technicalities but it seemed like things were coming to a head as of October of this year and you haven't addressed them so I presume they've all been ironed out. Is that right?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

11-05-09/4:00 pm CT

Confirmation # 2141758

James Whittenburg:	We didn't address them specifically on this call but I can say that we addressed them in great detail and successfully in advance of October 1. And so we were able to migrate all of our laser BPH and cryo operations into a full compliant model that we believe has economics that are at least as favorable as those we had before their regulations became effective.

Craig Pieringer:	OK, James. Keep up the good work. Thank you.

James Whittenburg:	Thank you, Craig.

Operator:	And that is all the questions we have at this time. I'd like to turn the conference back over to you, sir, for any closing remarks.

James Whittenburg:	Thank you all for joining us this afternoon. Have a good day.

Richard Rusk:	Thank you.

Operator:	And that concludes today's conference. We thank you for your participation. You may now disconnect.

END